UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2009

Roberts Realty Investors, Inc.
 (Exact name of registrant as specified in its charter)

Georgia	001-13183	58-2122873
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302 Sandy Springs, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 394-6000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Roberts Realty Investors, Inc. issued a press release on January 13, 2009 announcing that its board of directors has amended its stock repurchase plan to authorize the company to repurchase up to 600,000 shares of its outstanding common stock, effective immediately. The company may repurchase shares from time to time by means of open market purchases and in solicited and unsolicited privately negotiated transactions, depending on availability, the company’s cash position and price. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On December 2, 2008, Roberts Realty’s board of directors previously approved an amendment to the plan to permit the repurchase of up to 300,000 shares. Subsequently, on December 18, 2008, the board declared a distribution of $9,058,000, or $1.56 per share. The distribution will be paid on January 29, 2009 in a combination of 20% in cash, or $0.31 per share, and 80% in Roberts Realty common stock, equal to $1.25 per share, to shareholders of record at the close of business on December 29, 2008. The company announced on December 23, 2008 that it will issue 0.647 shares of its common stock for each outstanding share, in the stock portion of the distribution declared on December 18.

Roberts Realty currently has 6,125,590 outstanding shares of common stock, which includes 319,080 shares issued on the conversion of units in Roberts Properties Residential, L.P. to shares after December 29, 2008. On January 29, 2009, Roberts Realty will distribute approximately 3,963,000 additional shares, of which approximately 3,757,000 shares pertain to the stock portion of the distribution declared on December 18 and 206,445 shares relate to the conversion of the 319,080 units described above. As a result, Roberts Realty will have approximately 10.1 million outstanding shares of common stock on January 29, 2009. In addition, if unitholders convert units to shares after the date of this report, the total number of shares outstanding will be greater than 10.1 million. Roberts Properties Residential, L.P. is the limited partnership through which Roberts Realty conducts its business.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

99.1	Press release issued by Roberts Realty Investors, Inc. on January 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: January 13, 2009

By: /s/ Charles R. Elliott
Charles R. Elliott
Chief Financial Officer

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